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EXHIBIT 11


                               HECHINGER COMPANY
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                                  (unaudited)
                      (in thousands except per share data)

                                                                                13 WEEKS ENDED                  26 WEEKS ENDED
                                                                        AUG. 2, 1997    AUG. 3, 1996    AUG. 2, 1997    AUG. 3, 1996
                                                                        ------------    ------------    ------------    ------------
Net earnings (loss)                                                     $   (40,567)    $    12,215      $  (54,111)       $  6,225

Interest on 5-1/2% convertible debentures, net of tax benefit (1)                 -           1,072               -               -
                                                                        ------------    ------------    ------------      ----------
Net earnings (loss) for primary and fully diluted earnings per share    $   (40,567)    $    13,287      $  (54,111)       $  6,225
                                                                        ============    ============    ============      ==========

Weighted average shares outstanding                                          42,187          42,151          42,187          42,163

Dilutive effect of stock options and restricted stock and performance
share awards after application of the treasury stock method (1)                   -             152               -             101

Additional shares issuable assuming full conversion of the 5-1/2%
convertible debentures into Class A common stock (1)                              -           4,420               -               -
                                                                        ------------    ------------    ------------      ----------
Common and common equivalent shares outstanding for primary
earnings per share                                                           42,187          46,723          42,187          42,264

Additional dilution from stock options, restricted stock and performance share awards after application of the treasury stock
method (1)                                                                        -               -               -              58
                                                                        ------------    ------------    ------------      ----------

Common and common equivalent shares outstanding for fully diluted
earnings per share                                                           42,187          46,723          42,187          42,322
                                                                        ============    ============    ============      ==========

Primary earnings (loss) per common share                                     ($0.96)          $0.28          ($1.28)          $0.15
                                                                        ============    ============    ============      ==========

Fully diluted earnings (loss) per common share                               ($0.96)          $0.28          ($1.28)          $0.15
                                                                        ============    ============    ============      ==========


(1) The 5-1/2% Convertible Subordinated Debentures, stock options, restricted stock and performance share awards were antidilutive for the 13 weeks and 26 weeks ended August 2, 1997. The 5-1/2% Convertible Subordinated Debentures were antidilutive for the 26 weeks ended August 3, 1996.




See notes to consolidated financial statements.